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                                                                     EXHIBIT 3.1
                          AMENDED AND RESTATED ARTICLES
                                OF INCORPORATION
                                       OF
                                   WGNB CORP.

                                       I.

         The name of the corporation is:  WGNB CORP. (the "Company").

                                       II.
         The Company is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                      III.

         The Company has perpetual duration.

                                       IV.

         The Company is a corporation for profit and is organized for the following purposes:

         To establish an organizational structure known as a bank holding company. As a bank holding company the corporation shall have, possess and enjoy all of the rights, powers, privileges and immunities authorized by the laws of the State of Georgia and the United States for bank holding companies.

                                       V.

         The total number of shares of stock which the Company has authority to issue is ten million (10,000,000) shares of capital stock, all of which shall be designated "Common Stock" of one & twenty-five/100ths ($1.25) dollars par value each.

                                       VI.

         The shareholders of the Company do not have a preemptive right to acquire the unissued or treasury shares, if any, of the Company.

                                      VII.

         (a) The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of shareholders, the directors of one class shall be elected to hold office for a term expiring at the third annual meeting following their election and until a

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successor shall have been duly elected and qualified; at the next succeeding annual meeting, the directors of a second class shall be elected to serve for such a term; and at the third succeeding annual meeting, the directors of the third class shall be elected to serve for such a term. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by a resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. When the number of directors is increased and any newly created directorships are filled by the Board of Directors, the terms of the additional directors shall expire at the next election of directors by the shareholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

         (b) Any director may be removed from office at any time, but only for cause, by the affirmative vote of the shareholders of record holding a majority of the then outstanding shares of stock of each class of the Company entitled to vote in elections of directors at a meeting of the shareholders called for that purpose.

         (c) This Article may be amended only by the affirmative vote of shareholders holding not less than 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote.

                                      VIII.

         No director of the Company shall be personally liable to the Company or its shareholders for any monetary damages for any action taken, or any failure to take any action, as a director, except for liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) for acts or omissions which involve intentional misconduct or knowing violation of law; (iii) for the types of liabilities set forth in
Section 14-2-832 of the Georgia Business Corporation Code (the "Code") or successor provisions; or (iv) for any transaction from which the director received an improper personal benefit. If the Code is amended after the effective date of this Article to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the Company shall be limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of this section by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

                                       IX.

         (a) Each person who is or was a director of the Company who was or is made a party or is threatened to be made a party to or is otherwise involved in any

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threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any proceeding brought by or in the right of the Company) (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is a legal representative, is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Georgia Business Corporation Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Code permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that except as provided in paragraph (b)(ii) hereof with respect to proceedings to enforce rights to indemnification, the Company may indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Article shall be a contract right.

         (b) The Company may pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the Company: (i) a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Code Section 14-2-856(b); and (ii) a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses under this Article or otherwise. The undertaking must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to director's financial ability to make repayment.

         (c) The Company may, in the discretion of the Board of Directors, indemnify and hold harmless any officer, employee or agent of the Company to the same extent as if such person was or is a director of the Company.

                                      * * *

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         The foregoing Amended and Restated Articles of Incorporation were approved by the Board of Directors of the Company on May 9, 2000. No amendments were made which require shareholder approval.

         IN WITNESS WHEREOF, the undersigned has executed the foregoing Amended and Restated Articles of Incorporation as of the 24th day of May, 2000.

                                  /s/ L. Leighton Alston
                                 ---------------------------------------
                                 L. Leighton Alston
                                 Chief Executive Officer